Exhibit 23.1

KPMG Somekh Chaikin

8 Hartum St., Har Hotzvim

PO Box 212

Jerusalem 9100102, Israel

+972 2 531 2000

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-261419, 333-272371, 333-275935, 333-278986, and 333-293308) on Form S-3 and (Nos. 333-235777, 333-254922, 333-263995, 333-270947, 333-278500, 333-282059 and 295000) on Form S-8 of BiomX Inc. of our report dated June 11, 2026, with respect to the financial statements of Zorronet Ltd.

/s/ Somekh Chaikin

Somekh Chaikin

Member Firm of KPMG International

Jerusalem, Israel

June 12, 2026

KPMG Somekh Chaikin, an Israeli partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.